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                                                                   EXHIBIT 10.11

October 25, 1996


Dr. John W. Fara
12385 Parker Ranch Road
Saratoga, CA  95070

Dear John:

With the unanimous and enthusiastic consent of the other Directors of DepoMed's Board of Directors, it is a pleasure for me to extend an offer to you to join DepoMed as its President and Chief Executive Officer, effective January 1, 1997. Regarding the timing, please see also item #6, below. This position reports to the Chairman of the Board of Directors.

1. As we informally discussed, the annual salary of this position is $185,000. In addition to this base salary, you will be entitled to participate in all compensation and benefit plans of the company, including a comprehensive medical and dental plan, which is currently fully funded by the company. The company also offers a 401(k) pension plan for those employees who may elect to participate after three months of service.

2. Consistent with current corporate policy, you will be entitled, initially, to two weeks vacation each year, any portion of which can be carried over for a period of three months, after which it will lapse; and entitled also to the various holidays that are observed by the Company.

3. In addition to your present option to acquire 50,000 shares of company stock at a price of $.03 per share, you will be granted an option to acquire an additional 250,000 shares, at an exercise price of $0.30 per share, to be vested over a four year period, so that one-fourth of the initial total (62,500 shares) becomes vested on the anniversary dates of your employment, on each of the successive four years.

4. You will also be provided an employment contract, which is a document that is separate from this letter, for two calendar years, until December 31, 1998.

5. As you know, the Company is planning an Initial Public Offering (IPO), currently scheduled for completion shortly after the first of the year, 1997. Your efforts in this undertaking will be important to its success. Accordingly, the Company will provide for
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you an incentive bonus, pending successful completion of the IPO, of 1% of the offering, or a minimum of $100,000.

6. Your designation as the Company's Chief Executive Officer will also favorably influence the outcome of the IPO. As a consequence, the Company asks that your name in this context be a part of the prospectus for the offering, the publication of which is scheduled to predate your official employment starting date by approximately one or two months. The Company would expect to compensate you for any activities or services performed on behalf of the Company during this interim by pro-rated amount of your future salary level.

7. As a condition of employment, it will be necessary that you sign a copy of the Company's "Confidential Information, Secrecy, and Invention Agreement".

8. This offer is contingent upon final approval by DepoMed's Board of Directors, and as I'm sure you will understand under the present circumstances, it is also contingent upon the Company's successful completion of the comtemplated IPO, or other funding of comparable size.

Needless to say, it is a pleasure for me to extend this offer to you. Please let me know if I may clarify any part, or if you would like to discuss any aspect of the offer.

Sincerely,


 /s/ John W. Shell, Ph.D.
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John W. Shell, Ph.D.
Chairman